Exhibit 10..11

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into this 5th day of January, 2016, by and between Lifeloc Technologies, Inc. (the “Company”), and Wayne Willkomm (“Executive”).  Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship between Executive and the Company.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
1.            Employment.  The Parties agree that Executive’s employment with the Company is subject to the terms and conditions set forth herein. The initial term of this Agreement shall begin on January 18, 2016 (the “Effective Date”) and end one (1) year thereafter (the “Initial Term”), subject to renewal for additional one-year periods (each a “Renewal Term”), provided that any such renewal must be approved by at least two (2) members of the Board of Directors of the Company (the “Board”) and agreed to in writing by the Parties no later than the last day of the Initial Term or expiring Renewal Term, as applicable.
2.            Employment At-Will.  The Parties understand and agree that Executive is an employee at-will, and that Executive may resign, or the Company may terminate Executive’s employment, at any time, for any or for no reason, with or without cause or warning.
3.            Position.  Beginning as of the Effective Date, Executive shall be employed as and hold the title of Chief Executive Officer and President of the Company, with such duties and responsibilities that are customary in that position and/or that may from time to time be assigned to Executive by the Board.
4.            Scope of Services.  Executive agrees to comply with Company policies and to devote Executive’s full business time, attention, skills and best efforts to the performance of Executive’s duties hereunder and to the business and affairs of the Company.  Executive shall not, during Executive’s employment by the Company, without the prior written approval of the Board, be employed by or otherwise engage in any other business activity requiring any material amount of Executive’s time, provided that Executive may, to the extent not otherwise prohibited by this Agreement, devote such amount of time as does not interfere or compete with the performance of Executive’s duties under this Agreement to any one or more of the following activities: (i) investing Executive’s personal assets in such manner as will not require services to be rendered by Executive in the operation of the affairs of the companies in which investments are made, (ii) engaging in civic and charitable activities, including serving on the boards of directors of charitable organizations, (iii) personal education and development, or (iv) serving on the board of directors of any other company with the prior written approval of the Board.
5.            Salary, Compensation, and Benefits.
5.1            Base Salary.  The Company agrees to pay, and Executive agrees to accept, as Executive’s salary for all services to be rendered by Executive hereunder, a salary at an annual rate of Two Hundred Thousand Dollars ($200,000) (the “Base Salary”), payable in installments pursuant to the Company’s standard payroll practices and policies.  If the term of this Agreement is extended beyond the Initial Term, the Base Salary will be increased annually to adjust for inflation, as determined by the Board.
5.2            Bonuses.  In addition to the Base Salary, Executive is eligible to receive the following bonus payments upon the achievement of the performance criteria set forth below, the satisfaction of which will be determined by the Board in its sole discretion:
(a)            If Executive is employed by the Company as of December 31, 2016, Executive shall be eligible to receive a cash bonus with respect to the fiscal year ended December 31, 2016 equal to five percent (5%) of the Base Salary, if the Company’s net revenues for such fiscal year equal or exceed $10,800,000 and the Company’s net income before taxes, adjusted to exclude the effect of (i) bonuses paid to officers, (ii) contract disbursements to Sandia National Labs, the U.S. Naval Research Laboratory, and such other R&D contractors as may be agreed, and (iii) stock option expense attributable to the Stock Options (as defined below) ( “Adjusted Net Income”), exceeds $1,350,000.

(b)            If Executive is employed by the Company as of December 31, 2017, Executive shall be eligible to receive a cash bonus with respect to the fiscal year ended December 31, 2017 equal to 10 percent (10%) of the then-applicable Base Salary payable within 90 days of the end of the fiscal year ended December 31, 2017, if the Company’s net revenues for such fiscal year equal or exceed $12,960,000 and the Company’s Adjusted Net Income exceeds $1,620,000.
(c)            If Executive is employed by the Company as of December 31, 2018, Executive shall be eligible to receive a cash bonus with respect to the fiscal year ended December 31, 2018 equal to 10 percent (10%) of the then-applicable Base Salary payable within 90 days of the end of the fiscal year ended December 31, 2017, if the Company’s net revenues for such fiscal year equal or exceed $15,552,000 and the Company’s Adjusted Net Income exceeds $1,944,000.
(d)            Executive shall be eligible to receive an annual cash bonus with respect to each fiscal year of employment after the fiscal year ending December 31, 2018 equal to ten percent (10%) of the then-applicable Base Salary payable within 90 days of the end of such fiscal year, if the Company’s net revenues for such fiscal year equal or exceed 120% of the previous fiscal year’s gross annual revenues (“Target Gross Revenue”) and the Company’s Adjusted Net Income exceeds 12.5% of Target Gross Revenue for such fiscal year.
(e)            Executive shall receive an additional cash bonus equal to Thirty Thousand Dollars ($30,000) (the “Renewal Bonus”) each time the Parties agree to renew this Agreement for a Renewal Term, which cash bonus shall be payable within 90 days of the end of the fiscal year preceding such Renewal Term.
5.3            Equity Compensation.  On the Effective Date, subject to the terms of this Section 5.3, Executive shall receive options to purchase up to 50,000 shares of the Company’s common stock, at an exercise price equal to the closing quote for the Company’s common stock on January 18, 2016 (the “Stock Options”). The Stock Options shall be incentive stock options issued pursuant to the Company’s 2013 Stock Option Plan (the “Plan”) and an award agreement to be issued thereunder. The Stock Options shall be subject to the following vesting conditions:
(a)            In the event that this Agreement is still in effect as of December 31, 2018, and the Company’s net revenues for the fiscal year ending on December 31, 2018 equal or exceed $20,000,000, and net income before taxes for the fiscal year ending on December 31, 2018, adjusted to exclude the effect of the expense attributable to the Stock Options, equal or exceed $3,000,000 (together, the “Vesting Conditions”), the Stock Options will vest in full.
(b)            In the event the Vesting Conditions are not met in the fiscal year ending December 31, 2018, but are met in the fiscal year ending December 31, 2019, and this Agreement is still in effect as of December 31, 2019, then 50% of the Stock Options will vest in full as of that date and the remaining 50% of the Stock Options will be deemed cancelled.
(c)            In the event the Vesting Conditions are not met in either the fiscal year ending December 31, 2018 or the fiscal year ending December 31, 2019, but are met in the fiscal year ending December 31, 2020, and this Agreement is still in effect as of December 31, 2020, then 25% of the Stock Options will vest in full as of that date and the remaining 75% of the Stock Options will be deemed cancelled.

(d)            In the event the Vesting Conditions are not met in any of the fiscal years ending December 31, 2018, December 31, 2019 or December 31, 2020, then the Stock Options will be deemed cancelled as of December 31, 2020.
5.4            Welfare and Benefit Plans.  During Executive’s employment, (A) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company; and (B) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) (all such plans collectively, the “Plans”).  Except as provided herein, the Company shall not be required to establish or continue the Plans or take any action to cause Executive to be eligible for any Plans on a basis more favorable than that applicable to all its executive-level employees generally.  The Company reserves the right to modify or discontinue the Plans in the Company’s sole discretion.
5.5            Reimbursement.  The Company shall reimburse Executive (or, in the Company’s sole discretion, shall pay directly), upon presentation of vouchers and other supporting documentation as the Company may reasonably require, for reasonable out-of-pocket expenses incurred by Executive relating to the business or affairs of the Company or the performance of Executive’s duties hereunder, including, without limitation, reasonable expenses with respect to mileage, entertainment, travel and similar items, dues for membership in professional organizations, and similar professional development expenses, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.
5.6            Vacation.  In addition to statutory holidays, Executive shall be entitled to paid vacation each calendar year during Executive’s employment according to the Company’s vacation policy applicable to all employees of the Company.  Vacation shall accrue pursuant to the Company’s vacation accrual policy applicable to all employees of the Company.
5.7            Withholding.  The Company may withhold from Executive’s compensation all applicable amounts required by law.
5.8            Reservation of Rights. The Company reserves the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in Sections 5.4 through 5.6 above at any time without recourse by Executive so long as such action is taken with respect to senior executives generally and does not single out Executive.
6.            Payments Upon Termination of Employment.
6.1            Accrued But Unpaid Salary and Bonus.  In the event Executive’s employment with the Company terminates for any reason, the Company shall pay to Executive (or, in the event of Executive’s death, to Executive’s estate or named beneficiary) (a) any Base Salary, vacation pay, expense reimbursements, and benefits that are accrued but unpaid as of the date of termination and (b) any earned but unpaid bonus for any prior or current year, it being understood that no Renewal Bonus shall be deemed earned upon the Parties’ decision not to renew this Agreement for an additional year.
6.2            Severance.
(a)            Upon termination of Executive’s employment with the Company (including election not to extend the term of this Agreement pursuant to Section 1 above) by the Company without Cause (as defined below) or upon Executive’s resignation from employment (including election not to extend the term of this Agreement pursuant to Section 1 above) for Good Reason (as defined below), in each case contingent upon Executive’s execution, non-revocation, and delivery of a Confidential Severance and Release Agreement in a form substantially similar to Exhibit A of this Agreement (the “Release Agreement”), Executive shall be entitled to the following: (i) a lump sum severance payment in an amount equal to two (2) months of the Base Salary in effect immediately prior to Executive’s last date of employment, less applicable withholdings and deductions; and (ii) if Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Employee and Employee’s covered dependents during the period commencing on Executive’s termination and ending upon the earliest of (A) twelve (12) months following the date of termination, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (D) the date Executive and Executive’s covered dependents become eligible to receive healthcare coverage from Executive’s subsequent employer.

(b)            The Company’s obligations under this Section 6.2 are subject to the requirements and time periods set forth in this Section 6.2 and in the Release Agreement.  Prior to receiving the payments described in this Section 6.2, Executive shall execute the Release Agreement on or before the date that is seventy-five (75) days after the last day of Executive’s employment.  If Executive fails to timely execute and remit the Release Agreement, Executive waives any right to the payments provided under this Section 6.2.  The Company will have no further obligations to Executive under this Agreement or otherwise after making payments pursuant to this Section 6.2.  Payments under this Section 6.2 shall be made within fifteen (15) days of Executive’s execution and delivery of the Release Agreement, provided that Executive does not revoke the Release Agreement.
(c)            Executive agrees that payments made pursuant to this Section 6.2 shall constitute the exclusive and sole remedy for any termination of Executive’s employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The foregoing shall not limit any of Executive’s rights with regard to any rights to indemnification, advancement or payment of legal fees and costs, and coverage under directors and officers liability insurance.
(d)            Anything in this Agreement to the contrary notwithstanding, the Company shall have the right to terminate all payments and benefits owing to Executive pursuant to this Section 6.2 upon the Company’s discovery of any material breach by Executive of Executive’s obligations under the Release Agreement or Sections 8, 9, or 12 of this Agreement.
7.            Definitions.  Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning hereby assigned to them as follows:
7.1            “Cause” shall mean the Executive’s: (i) dishonesty (including, but not limited to, theft or embezzlement of Company funds or assets); (ii) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude; (iii) noncompliance in any material respect with any laws or regulations, foreign or domestic, affecting the operation of the Company’s business; (iv) violation of any lawful express direction or any rule, regulation or policy established by the Company that is consistent with the terms of this Agreement; (v) material breach of this Agreement or any other agreement with the Company or breach of the Executive’s fiduciary duties to the Company; (vi) incompetence, negligence, or misconduct in the performance of the Executive’s duties; (vii) repeated and consistent failure to be present at work during normal business hours except during vacation periods or absences due to temporary illness; (viii) abuse of alcohol or drugs which interferes with the Executive’s performance of his duties; or (ix) any conduct by Executive that may have a material adverse effect to the Company’s business or reputation.
7.2            “Good Reason” shall mean, in the context of a resignation by Executive, a resignation that occurs within thirty (30) days following (i) a material diminution of Executive’s duties, excluding inadvertent or isolated actions not taken in bad faith and promptly remedied after written notice thereof, (ii) any material reduction in Executive’s Base Salary or nonpayment of Executive’s Base Salary, or (iii) any material breach of this Agreement by the Company, provided that in the case of a material breach, Good Reason shall only exist where Executive has provided the Company with written notice of the breach and, if the breach is reasonably capable of being cured within a period of fifteen (15) business days, the Company has failed to cure within fifteen (15) business days.

8.            Non-Competition; Non-Solicitation; Anti-Raiding.
8.1            For the purposes of this Agreement, “Competitive Conduct” shall be determined in good faith by the Company and shall include any of the following conduct whether direct or indirect, on Executive’s own behalf or on behalf of, or in conjunction with, any person, partnership, corporation, or entity:
(a)            owning, managing, operating, controlling, being employed by, participating in, engaging in, rendering any services for, assisting, having any financial interest in, permitting Executive’s name to be used in connection with, or being connected in any manner with the ownership, management, operation, or control of any Competitor of the Company.  For the purposes of this Agreement, a “Competitor” is any person or entity that engages in, or is planning to engage in, in whole or in part, the business of manufacturing professional testing equipment for testing intoxication;
(b)            consulting with, acting as an agent for, or otherwise assisting any Competitor to compete or prepare to compete with the Company in any of the Company’s existing or prospective businesses;
(c)            interfering with the relationship between the Company and any current or former employee, independent contractor, vendor, or supplier of the Company, including, without limitation, soliciting, enticing, inducing or attempting to induce or influence such current or former employee, independent contractor, vendor or supplier of the Company to terminate or alter his, her, or its relationship with the Company;
(d)            interfering or attempting to interfere with any transaction in which the Company was involved or which was pending during the term of Executive’s employment or at the date on which Executive’s employment with the Company ends;
(e)            soliciting any of the Company’s customers or prospective customer; and/or
(f)            soliciting, inducing, or attempting to induce any customer or other business relation of the Company to cease doing business with Company or in any way interfering with the relationship between any such customer or business relation of the Company.
8.2            Executive shall not engage in Competitive Conduct for a period of one (1) year after termination (whether voluntary or involuntary) of Executive’s employment with the Company.
8.3            Executive shall not engage in Competitive Conduct within the following geographic areas:  within a one hundred (100) mile radius of any location in which the Company conducts business.
8.4            Executive may not avoid the purpose and intent of Section 8.2 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.
8.5            Notwithstanding the foregoing, Executive may (i) purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any Competitor (but without otherwise participating in the activities of such Competitor) if such securities are listed on any national stock exchange or quoted on an automated quotation system and (ii) own mutual fund investments.]
9.            Confidential Information.
9.1            For the purposes of this Agreement, “Confidential Information” means all information, data, knowledge, and know-how relating, directly or indirectly, to the Company and its business, including, without limitation:  (i) business plans and strategies, prospect information, financial information, investment plans, marketing plans and strategies, financial plans and strategies; (ii) confidential personnel or human resources data; (iii) customer lists, customer information, pricing information, supplier/vendor lists, customer and supplier/vendor strategies and plans, contracts, agreements, and leases; (iv) any other information having present or potential commercial value; (v) the whole or any portion or phase of any proprietary information or trade secrets; (vi) ideas, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, or plans; and (vii) confidential information of any kind in possession of the Company, whether developed for or by the Company (including information developed by Executive), received from a third party in confidence, or belonging to others and licensed or disclosed to the Company in confidence for use in any aspect of its business.  Any Intellectual Property (defined below) that is not publicly available shall also constitute part of the Confidential Information.  The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information.  All Confidential Information shall be treated as Confidential Information regardless of whether it pertains to the Company or its customers and regardless of whether it is stamped as “confidential.”

9.2            Executive acknowledges that the success of the Company depends in large part on the protection of the Confidential Information.  Executive further acknowledges that in the course of Executive’s employment with the Company, Executive will become familiar with the Company’s Confidential Information.  Executive recognizes and acknowledges that the Confidential Information is a valuable, special and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of Executive's duties hereunder.  Executive acknowledges that use or disclosure of the Confidential Information outside the performance of Executive’s job duties for the Company would cause harm and/or damage to the Company.
9.3            Both during or after the term of Executive’s employment by the Company, Executive agrees that Executive will not, except in the ordinary course of Executive’s employment with the Company, disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever.  Executive also agrees that Executive will not make use of any Confidential Information for Executive’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity (except the Company) under any circumstances during or after the term of Executive’s employment.  Executive shall consider and treat as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Executive or otherwise coming into Executive's possession before, during, or after the termination of Executive’s employment.  Executive shall secure and protect the Confidential Information in a manner designed to prevent all access and uses thereof contrary to the terms of this Agreement.  Executive further agrees that Executive shall use Executive’s best efforts to assist the Company in identifying and preventing any use or disclosure of the Confidential Information contrary to this Agreement.
9.4            Executive represents and warrants that, upon separation of employment, and without any request by the Company, Executive will return to Company any and all property, documents, and files (including all recorded media, such as papers, computer disks or other data storage devices, copies, photographs, maps, transparencies, and microfiche) that contain Confidential Information or relate in any way to Company or its business.  Executive agrees, to the extent Executive possesses any files, data, or information relating in any way to Company or its business on any personal computer, Executive will delete those files, data, or information (and will retain no copies in any form).  Executive also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the last date of employment.
10.            Intellectual Property.
10.1           “Intellectual Property” means any and all original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is employed by the Company.
10.2            Executive hereby assigns to the Company, or its designee, all of Executive’s right, title, and interest in and to all Intellectual Property, except where prohibited by law, so that the Company is the exclusive owner of the Intellectual Property.  Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act, and that such works made for hire shall constitute part of the Intellectual Property.  Executive shall not use any Intellectual Property except for the exclusive benefit of the Company. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure or enforce the Company’s rights in any Intellectual Property.

10.3            Executive warrants and represents that there are no original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, service marks, or trade secrets, or inventions which were made or acquired by Executive prior to Executive’s employment by the Company, which are owned in whole or in part by Executive, which relate to the business, or the Company’s proposed business, and which are not assigned to the Company under this Agreement.
11.            Equitable Remedies.  The services to be rendered by Executive and the Confidential Information entrusted to Executive as a result of Executive’s employment by the Company are of a unique and special character, and, notwithstanding any other provision in this Agreement, any breach by Executive of this Agreement, including a breach of Sections 8 and 9 (including any subsection), will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify.  The Company will be entitled to, in addition to all other remedies available to it, injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of the provisions of this Agreement.  It is hereby further agreed that the provisions of Sections 8 and 9 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim made by Executive against the Company.  Injunctive relief may be granted immediately upon the commencement of any such action, and the Company need not post a bond to obtain temporary or permanent injunctive relief.
12.            Business Opportunities.  Executive shall promptly disclose to the Company all business ideas, prospects, proposals, and other opportunities pertaining to any aspect of the Company’s business that are originated by any third parties and brought to the attention of Executive during the term of Executive’s employment by the Company.
13.            Representations and Warranties.  Executive hereby represents and warrants to the Company as follows:
13.1            Executive acknowledges the success of the Company’s business depends in large part on the protection of the Confidential Information and trade secrets.  Executive acknowledges Executive’s access to the Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers would enable Executive to compete unfairly against the Company;
13.2            Executive has full power, authority, and capacity to enter into this Agreement and to perform his obligations hereunder.  This Agreement has been voluntarily executed by Executive and constitutes a valid and binding agreement of Executive;
13.3            Executive has read this Agreement and has had the opportunity to have this Agreement reviewed by Executive’s legal counsel;
13.4            Given the nature of the business in which the Company is engaged, the restrictions in Sections 8 and 9 above, including their geographic scope and duration, are reasonable and necessary to protect the legitimate interests of the Company;
13.5            Executive acknowledges and agrees that Executive’s continued employment with the Company is sufficient consideration for this Agreement;

13.6            Executive acknowledge that Executive is among the Company’s executive personnel and that this Agreement is intended to protect the Company’s trade secrets;
13.7            To the best of Executive’s knowledge, Executive’s employment with the Company will not (1) conflict with or result in a breach of any of the provisions of, (2) constitute a default under, (3) result in the violation of, (4) give any third party the right to terminate or to accelerate any obligation under, or (5) require any authorization, consent, approval, execution, or other action by or notice to any court or other governmental body under the provisions of any other agreement or instrument to which Executive is a party;
13.8            Executive has not previously and will not in the future disclose to the Company any proprietary information, trade secrets, or other confidential information belonging to any previous employer; and
13.9            Executive will notify business partners and future employers of Executive’s obligations under this Agreement.
14.            Waivers and Amendments.  The respective rights and obligations of the Company and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of a duly authorized representative of the Company and Executive.  The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party.  The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
15.            Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon and assignable to, successors of the Company by way of merger, consolidation or sale.  Executive may not assign or delegate to any third person Executive’s obligations under this Agreement.  The rights and benefits of Executive under this Agreement are personal to him (or, in the event of Executive’s death or disability, Executive’s personal representative, heirs, or beneficiaries), and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.
16.            Entire Agreement.  This Agreement, including Exhibit A, constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in its entirety all other or prior or contemporaneous agreements, whether oral or written, with respect thereto.
17.            Notices.  Any notices, consents, or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a nationally recognized overnight courier service to the parties at the addresses set forth below:
If to the Company:                   Lifeloc Technologies, Inc.
12441 W 49th Ave
Wheat Ridge, CO 80033
If to Executive, to the address set forth on the signature page of this Agreement or to the current address listed in the Company’s records.
18.            Venue and Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions.  Venue and jurisdiction will be in the Colorado state or federal courts.
19.            Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

20.            Section 409A.
20.1            This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed accordingly.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A.  To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed.  However, in no event shall the Company be liable to Executive for any taxes, interest, or penalties due as a result of the application of Section 409A to any payments or benefits provided hereunder.
20.2            Each payment provided for in this Agreement shall, to the extent permissible under Section 409A, be deemed a separate payment for purposes of Section 409A.
20.3            Payments or benefits pursuant to this Agreement shall be treated as exempt from Section 409A to the maximum extent possible under Treasury Regulation Section 1.409A-1(b)(9)(v), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.
20.4            All taxable expenses or other reimbursements or in-kind benefits under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee.  Any such taxable reimbursement or any taxable in-kind benefits provided in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
20.5            Executive shall have no right to designate the date of any payment hereunder.
20.6            The definition of Good Reason is intended to constitute “good reason” as such term is used in Treas. Reg. §1.409A-1(n)(2) and shall be interpreted and construed accordingly, and to the maximum extent permitted by Section 409A and guidance thereunder, a termination for Good Reason shall be an “involuntary separation from service” as such term is used in Treas. Reg. §1.409A-1(n).  For purposes of Section 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with the Company when, and only when, Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.
20.7            Notwithstanding any other provision of this Agreement to the contrary, if (1) on the date of Executive’s separation from service (as such term is used or defined in Code Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of the Company’s equity is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such separation from service, the Executive would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Code Section 409A as a result of the application of Code Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after the Executive’s separation from service, (ii) the Executive’s death, (iii) of such earlier time as may be permitted under Code Section 409A.
21.            Severability; Titles and Subtitles: Gender: Singular and Plural: Counterparts; Facsimile.

21.1            In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited or revised by a court of competent jurisdiction so as to give effect to the provision to the fullest extent permitted by applicable law.  If any of the covenants in Section 8 are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time, and geographic area, will be effective, binding and enforceable against Employee to the greatest extent possible.
21.2            The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
21.3            The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.
21.4            This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.
21.5            Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile or electronic transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above specified.
COMPANY: Lifeloc Technologies, Inc.		EXECUTIVE:
By:	/s/ Vern D. Kornelsen		/s/ Wayne R. Willkomm
Name:	Vern D. Kornelsen		Wayne R. Willkomm
Title:	Chief Financial Officer
		Address:	2801 Odell Drive Erie, CO 80516

Exhibit A

Form of Confidential Severance and Release Agreement

CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (“Agreement”) is made between
 (i) Wayne Willkomm (“Executive”) and (ii) Lifeloc Technologies, Inc. (the “Company”).  Executive and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS
WHEREAS, Executive’s employment with the Company ended effective [DATE];

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding Executive’s employment with the Company; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.            Separation and Effective Date.  Executive’s last day of employment with the Company was [DATE] (the “Separation Date”).  This Agreement shall become effective on the eighth day after Executive signs this Agreement (the “Effective Date”), so long as Executive does not revoke this Agreement pursuant to Paragraph 6(g) below.  Executive must elect to execute this Agreement within seventy-five (75) days of the Separation Date.  In the event Executive does not sign the Agreement within the seventy-five day period, the terms of this Agreement are null and void and without effect.

2.            Consideration.
a.            After the Effective Date, and on the express condition that Executive has not revoked this Agreement, (i) the Company will pay Executive a lump sum severance payment in an amount equal to two (2) months of Executive’s Base Salary in effect immediately prior to Executive’s last date of employment, less applicable withholdings and deductions; and (ii) if Executive elects to receive continued healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse (within 10 days of the end of each month for which reimbursement is claimed) Executive for, the COBRA premiums for Employee and Employee’s covered dependents during the period commencing on Executive’s termination and ending upon the earliest of (A) twelve (12) months following the date of termination, (B) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (C) the date Executive and Executive’s covered dependents become eligible to receive healthcare coverage from Executive’s subsequent employer.
b.            Reporting of and withholding on any payment under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws.  If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment pursuant to subparagraph (a) above, Executive shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company.

3.            General Release.
a.            Executive, for Executive and for Executive’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, and attorneys from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).
b.            The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Executive’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax; and (viii) any claim which was or could have been raised by Executive.
4.            Unknown Facts.  This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected.  Executive hereby acknowledges that Executive may hereafter discover facts different from, or in addition to, those which Executive now knows or believes to be true with respect to this Agreement, and Executive agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.
5.            No Admission of Liability.  The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
6.            Warranties.  Executive warrants and represents as follows:
a.            Executive has read this Agreement, and Executive agrees to the conditions and obligations set forth in it.
b.            Executive voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.
c.            Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released.  Subject to the provisions of Paragraph 12 below, in the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding.

d.            Executive has not previously disclosed any information which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.
e.            Executive has full and complete legal capacity to enter into this Agreement.
f.            Executive has had at least twenty-one (21) days in which to consider the terms of this Agreement.  In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full twenty-one (21) days if Executive so desired and that Executive was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement.  In such event, Executive expressly intends such execution to be a waiver of any right Executive had to review the Agreement for a full twenty-one (21) days.
g.            Executive has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Executive might have under the Age Discrimination in Employment Act, Executive may rescind Executive’s waiver and release within seven (7) calendar days of Executive’s execution of this Agreement and (ii) any such rescission must be in writing and e-mailed and hand delivered to [NAME AND CONTACT INFO], within the seven-day period.
h.            Executive admits, acknowledges, and agrees that (i) Executive is not otherwise entitled to the amount set forth in Paragraph 2 and (ii) that amount is good and sufficient consideration for this Agreement.
i.            Executive admits, acknowledges, and agrees that Executive has been fully and finally paid or provided all wages, compensation, vacation, bonuses, stocks, stock options, or other benefits from the Company which are or could be due to Executive under the terms of Executive’s employment with the Company, or otherwise.
7.            Confidential Information.
a.            Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Executive from all persons and entities other than the Parties to this Agreement.  Executive may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders.  Otherwise, in response to inquiries about Executive’s employment and this matter, Executive shall state, “My employment with the Company has ended” and nothing more.
b.            Executive shall not use, nor disclose to any third party, any of the Company’s business, personnel, or financial information that Executive learned during Executive’s employment with the Company.  Executive hereby expressly acknowledges that any breach of this Paragraph 7 shall result in a claim for injunctive relief and/or damages against Executive by the Company, and possibly by others.
8.            Section 409A.  This Agreement is intended to comply with Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly.  It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A.  To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed.  Executive shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.  Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.

9.            Non-Disparagement.  Executive agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents.
10.            Cooperation.  Executive agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected.  Executive will make Executive available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation.  Executive further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph 10.
11.            Return of Property and Information.  Executive represents and warrants that, prior to Executive’s execution of this Agreement, Executive will return to the Company any and all property, documents, and files, including any documents (in any recorded media, such as papers, computer disks or other data storage devices, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business.  Executive agrees that, to the extent that Executive possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, Executive will delete those files, data, or information (and will retain no copies in any form).  Executive also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Executive executes this Agreement.
12.            Administrative Proceedings.  Executive acknowledges and understands that this Agreement does not prohibit or prevent Executive from filing a charge with a federal agency, including the Equal Employment Opportunity Commission (the “EEOC”) or equivalent state agency or from participating in a federal or state agency investigation.  Notwithstanding the foregoing, Executive waives any right to any monetary recovery should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive’s behalf arising out of, relating to, or in any way connected with the Released Claims.
13.            Severability.  If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof.  In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law.  Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company.
14.            Assignments.  The Company may assign its rights under this Agreement.  No other assignment is permitted except by written permission of the Parties.
15.            Enforcement.  The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement.  The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
16.            Survival of Restrictive Covenants and Other Provisions.  Executive and the Company are parties to an Executive Employment Agreement dated as of December 21, 2015 (the “Employment Agreement”).  The Parties expressly acknowledge and agree that notwithstanding Paragraph 18 of this Agreement, Sections 8 (Non-Competition; Non-Solicitation; Anti-Raiding), 9 (Confidential Information), 11 (Equitable Remedies), and Sections 13-21 (to the extent required to interpret, enforce, and give effect to Sections 8, 9, and 11) of the Employment Agreement will continue in full force and effect; provided, however, that any provisions of the Employment Agreement that expire by their terms shall no longer have any force or effect.
17.            Entire Agreement.  Except as provided in Paragraph 16, this Agreement is the entire agreement between the Parties.  Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties.  Executive acknowledges that Executive has not relied on any promise, representation, or statement other than those set forth in this Agreement.  This Agreement cannot be modified except in writing signed by all Parties.

18.            Interpretation.  The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties.  Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement.  The term “Paragraph” shall refer to the enumerated paragraphs of this Agreement.  The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
19.            Choice of Law and Venue.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules.  Venue shall be in the Colorado state or federal courts.
20.            Waiver.  The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
21.            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties have executed this Confidential Severance and Release Agreement on the dates written below.

EXECUTIVE

Wayne R. Willkomm	Date

THE COMPANY

Lifeloc Technologies, Inc.	Date
By: Title: